Slinger.

Service Agreement

This agreement (this "Agreement") is effective as of the 5th day of July 2021

BETWEEN:

Slinger Bag Inc., a Nevada company (the "**Company**")

AND:

Jason Seifert an individual residing at [redacted] (the "**Employee**")

A. The Company has offered to the named party the position of Chief Financial Officer of the Company.

B. The Company and the Employee wish to formally record the terms and conditions upon which the Employee will be hired by and serve as Chief Financial Officer of the Company.

C. Each of the Company and the Employee has agreed to the terms and conditions set forth in this Agreement, as evidenced by their respective execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1
DESCRIPTION OF POSITION, ROLE

1.1 Engagement of the Employee as Chief Financial Officer of the Company. Reporting to the Chief Executive Officer, the Company hereby agrees to hire the Employee in accordance with the terms and provisions hereof for a term of three years from the date hereof.

1.2 Duties: The Employee's role & responsibilities are outlined on Annex A of this document (Job Description re CFO)

i. The Employee will faithfully, honestly and diligently serve the Company and co-operate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Employee will provide other services not specifically mentioned herein, but which by reason of the Employee's assigned area of responsibility, the Employee knows or ought to know to be necessary to ensure that the best interests of the Company are maintained in all aspects of financial governance, reporting, and controls, including but not limited to, integrity of all financial related data.

ii. The Employee will assume, obey, implement and execute such duties, directions, responsibilities, procedures policies and lawful orders as may be determined or given from time to time by the Company.

iii. The Employee will report the results of his/her duties to the Company as it may request

1.3 Entity: The Employee's role covers all the Company's units (currently Slinger Bag Inc, Slinger Bag Americas Inc, Slinger Bag Ltd (Israel), Slinger Bag Canada Inc, Slinger Bag International (UK) Inc), as well as any future acquisitions the company may make or subsidiaries or affiliates the Company may establish. As the employee lives in the United States of America, remuneration will be covered by Slinger Bag Americas Inc.

Article 2

COMPENSATION

2.1 Remuneration.

i. Salary: The Employee shall be paid a "base salary" of $215,000.00 per annum. This, (together with any increases thereto as hereinafter provided) will be noted as "**Base Salary**". The Base Salary shall be payable in accordance with the Company's normal payroll procedures in effect from time to time.

ii. Vacation: The Employee shall be entitled to 3 weeks paid vacation on an annual basis for the first 3 years of this agreement, after which the entitlement increases to 4 weeks annually, and after 7 years to 5 weeks. While Employee's are strongly encouraged to take their full vacation entitlement within the calendar year, in circumstances where full entitlement is not used by end of fiscal year end (April 30th) of year following entitlement, any unused days shall – at Employee's option- be either (a) carried forward to the following year, or (2) paid out in cash (at Employee's prorated base salary).

iii. 401K contribution: as the Company does not (as yet) have a formal Employee Pension Plan, the Company will contribute 5.0% of the Employee's Base Salary (on an annualized basis) to a self- directed 401K plan at the financial institution of the Employee's choosing. The information regarding the 401K shall be provided to the payroll team who will execute the payments into the 401k via adp payroll.

2.2 Incentive Plans: The Employee will be entitled to participate in:

i. the Company's annual incentive plan at a 30% of Base Salary eligibility level. The plan has components of both company AND individual performance targets. The final payout may vary up or down based on the performance against targets, but at 100% achievement level, the Employee is eligible for a 30% performance bonus. Specific targets for the 2021-2022 plan (for year ending April 30, 2022) are being finalized, but the principles of the plan are targets each with a "floor, target, & ceiling parameter". Payouts are calculated based on Base Salary at time of plan finalization, with each component measured against audited year end results. In cases where the eligible employee's employment period is less than 52 weeks, bonus eligibility will be prorated on weeks of service with the company divided by 52. The Company hereby guarantees Employee a minimum performance bonus of 15% of the Employee's Base Salary for the year ending April 30, 2022.

ii. company equity & or share option plans. Employee is eligible to participate in any equity or option plan adopted for its directors, officers and/or employees. Currently the only plan the Company has relating to equity/share option plan is an Incentive Stock Option Plan ("ISOP"). Parameters for the 2021-2022 ISOP are to be finalized in the coming months, but the program will be retroactive to the date of employment in terms of award grant for the 2021-2022 year (based on May 1, 2021-April 30, 2022 fiscal year).

iii. special onetime warrants. In addition to ISOP noted above, in recognition of the key role this position plays in the overall success of the company, the Employee shall be eligible for one time warrant grants based on the following:

a) after 12 months service with the Company (at performance levels deemed acceptable by the Chief Executive Officer), the Company shall issue Employee warrants to purchase 7,500 shares of common stock

b) upon the Company's revenue reaching $20 million dollars (excluding revenue associated with any potential acquisition), the Company shall issue warrants to purchase 2,500 shares of common stock

c) upon successful completion of planned up listing of Slinger Bag Inc to the NASDAQ (vs OTC) exchange, the Company shall issue Employee warrants to purchase 15,000 shares of common stock

Note.1: all warrants held by employee shall have a 10 year term and <u>are subject to restrictions on re-sale per Rule 144 of the SEC regarding "affiliates", specifically (1) a six month holding period applies, meaning Employee may not re-sell into the market any time before six months from issuance date, and (2) as an affiliate as defined by the SEC, Employee may not resell more than 1% of the Company's outstanding shares during any three month period (ie the "1% Exemption").</u>

Note.2: while the company covers all costs associated with share issuance, <u>the Employee is responsible for any & all personal taxes associated with warrant grants &/or sale of shares to the market</u> and Employee hereby acknowledges same and absolves the Company from any taxes levied against Employee in relation to any/all warrants and or share sales into the market by Employee.

<u>2.3 Other Renumeration:</u>

i. <u>"Employer Benefit Plan"</u> the Employee shall be eligible to participate in employee benefit plan (for US based employees and based on family coverage), such plan to include without limitation, group medical, prescription drug, dental & vision care, life and permanent disability insurance as well as the above noted 401K plan. As the Company currently does not have a plan in place, the Employee shall seek individual coverage for the above noted items and shall be re-imbursed by the Company for such costs.

ii. <u>Out of pocket expenses:</u> Employee shall be re-imbursed for all reasonable business expenses incurred in connection with his duties to the company. This includes mobile phone costs, costs of home office, travel related expenses, or any other expense incurred on behalf of the company. Further, any costs associated with the Employee maintaining his CPA status (including annual dues, mandatory supplemental Professional Development requirements or other costs related directly to CPA designation). Re-imbursement will be based on presentation of invoice copies of the related expenses to the CEO for approval.

ARTICLE 3

LIABILITY INSURANCE INDEMNIFICATION

<u>3.1 Officers & Directors Insurance Indemnification:</u> the Company will insure the Employee (including heirs, executors, and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Company's expense.

ARTICLE 4

CONFIDENTIALITY AND NON-COMPETITION

<u>4.1 Maintenance of Confidential Information.</u>

a) The Employee acknowledges that, in the course of performing his/her obligations hereunder, the Employee may, either directly or indirectly, have access to and be entrusted with confidential information (whether oral, written or

by inspection) relating to the Company or its respective affiliates, associates or customers (the "Confidential Information").

b) The Employee acknowledges that, the Company's Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Employee covenants and agrees that, as long as he/she works for the Company, the Employee will keep in strict confidence the Company's Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company's Confidential Information, directly or indirectly, to any third party

c) The Employee agrees that, upon termination of his/her services for the Company (for whatever reason), he/she will immediately surrender to the Company or, at the Employee's option, destroy all Company Confidential Information then in his/her possession or under his/her control. In the event that Employee destroys Confidential Information, Employee shall promptly (and, in any event, within 10 days of termination) confirm such destruction to the Company in writing.

4.2 Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Company's Confidential Information will not apply in respect of any Company Confidential Information that:

(a) is available to the public generally;

(b) becomes part of the public domain through no fault of the Employee;

(c) is already in the lawful possession of the Employee at the time of receipt of the Company's Confidential Information; or

(d) is compelled by applicable law or regulation to be disclosed, provided that the Employee gives the Company prompt written notice of such requirement prior to such disclosure and provides commercially reasonable assistance at the request and expense of the Company, in obtaining an order protecting the Company's Confidential Information from public disclosure.

ARTICLE 5

TERMINATION

5.1 Termination of Employment. The Employee's employment may be terminated only as follows:

(a) Termination by the Company

(i) For Cause: The Company may terminate the Employee's employment for Cause.

(ii) Without Cause: The Company may terminate Employee's employment at any time by giving Employee 60 days prior written Notice of the termination. In such a case, 100% of the Employee's unvested stock and option compensation of any nature will vest without any further action required on the part of the Employee or the Company and the Company will deliver to the order of the Employee promptly, upon receipt of a written demand of the Employee, such shares of common stock or options at its sole expense as become due to Employee hereunder. The Employee's right to receive compensation whether in cash or securities shall survive any termination of this Agreement Without Cause.

(b) Termination by the Employee

(i) For Good Reason. The Employee may terminate the Employee's employment with the Company for Good Reason.

(ii) Without Good Reason. The Employee may voluntarily terminate his employment with the Company at any time by giving the Company 60 days prior written Notice of the termination.

(c) Termination Upon Death or Disability

(i) Death. The Employee's employment shall terminate upon the Employee's death.

(ii) Disability. The Company may terminate the Employee's employment upon the Employee's Disability.

(d) For the purpose of this Article 5, "Cause" means:

(i) Breach of Agreement. Employee's material breach of Employee's obligations of this Agreement, not cured after 30 days' Notice from the Company.

(ii) Gross Negligence. Employee's gross negligence in the performance of Employee's duties.

(iii) Crimes and Dishonesty. Employee's conviction of or plea of guilty to any crime involving, dishonesty, fraud or moral turpitude.

(iv) In the event of termination of this agreement for Cause, the Company may terminate the Employee's employment after 30 days' Notice.

(e) For the purpose of this Article 5, "Good Reason" means:

(i) Breach of Agreement. The Company's material breach of this Agreement, which breach has not been cured by the Company within 30 days after receipt of written notice specifying, in reasonable detail, the nature of such breach or failure from Employee.

(ii) Non-Payment. The failure of the Company to pay any amount due to Employee hereunder, which failure persists for 30 days after written notice of such failure has been received by the Company.

(iii) Change of Responsibilities/Compensation. Any material reduction in Employee's title or a material reduction in Employee's duties or responsibilities or any material adverse change in Employee's Base Salary or any material adverse change in Employee's benefits.

(iv) Change of Location. Any relocation of the premises at which Employee works to a location more than 50 miles from such location, without Employee's consent.

(f) It is agreed that in the event of termination of this agreement if the Company decides that the Employee's services are not needed during the termination period, the Company will continue to be responsible for paying Base Salary, providing his benefits (or a cash allowance in lieu thereof) and equity compensation as defined in Article 2 of this Agreement for the entire termination period. Neither the Company, nor the Employee will be entitled to any notice or payment in excess of that specified in this Article 5.

(g) Upon the termination (whether for cause, disability, death, without cause, for good reason or without good reason), the Company shall pay to Employee within 30 days of the termination date (i) any accrued but unpaid Base Salary for services rendered as of the date of termination, (ii) (if applicable) any accrued but unpaid vacation pay, (iii) the business expenses reasonably incurred by the Employee up to the date of termination or resignation and properly reimbursable, and (iv) payment of any cash allowance for benefits, in each case less any applicable deductions or withholdings required by law.

Section 5.2 Termination for Cause, Disability or Death

In the event that this Agreement and the Employee's employment with the Company is terminated for Cause, the Company shall provide the Employee written notice thereof and Employee shall be entitled only to the amounts specified in Section 5.1 plus all vested common or preferred shares and, if applicable options and warrants.

Section 5.3 Termination without Cause

In the event this Agreement and the Employee's employment with the Company is terminated by the Company without Cause (other than for death or disability), then in addition to the amounts specified in Section 5.1 and subject to the Employee's execution and non-revocation of a separation agreement containing a general release and waiver of liability against the Company and anyone connected with it in form acceptable to the Company, the Employee shall be entitled to receive, and the Company shall pay the Employee (less statutory deductions and withholdings) the equivalent of 6 months gross compensation as defined in Section 2.1 and 2.3, plus any unpaid salary, bonuses, &/or eligible out of pocket costs. Such amount to be paid in full within 30 days of the termination date. After the first anniversary of this Agreement, in the event of a termination of this Agreement by the Company without cause, the Company shall pay Employee 12 months gross compensation as defined in Section 2.1 and 2.3, plus any unpaid salary, bonuses, &/or eligible out of pocket costs.

Further, Employee shall be entitled to all vested common shares and, if applicable, options and warrants with vesting continuing for 12 months following termination as applicable.

ARTICLE 6
MUTUAL REPRESENTATIONS

6.1 The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and

(b) do not require the consent of any person or entity.

6.2 The Company represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

a) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound; and

b) do not require the consent of any person of entity.

6.3 Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

ARTICLE 7
NOTICES

7.1 Notices. All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a) in the case of the Company, to:

> **Slinger Bag Inc.** to be provided under separate cover within three days after the date hereof; in the event that Employee does not receive notice of address within such period, then Employee shall be entitled to send any notice to any email address of the Company known to Employee and the sending of any such notice shall constitute receipt of notice whether the Company receives such notice or not.

(b) and in the case of the Employee, to the Employee's last residence address known to the Company or the Employee's personal email address held by the company.

7.2 Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 8

GENERAL

8.1 Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.2 Waiver. No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

8.3 Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

8.4 Assignment. Except as herein expressly provided, the respective rights and obligations of the Employee and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, inure to the benefit of and be binding upon the Employee and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of

Slinger.

doubt, it is agreed that in the event that the Company participates in a merger, acquisition, restructuring, reorganization or other transaction in which the Company is merged into, sold to or otherwise becomes part of or owned by another company or entity, this Agreement will remain in force and be binding on any such successor, surviving or acquiring company or entity.

8.5 Severability. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

8.6 Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

8.7 Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.8 Time. Time is of the essence in this Agreement.

8.9 Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws principles or the conflicts of laws principles of any other jurisdiction, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the State of New York. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable State of New York or federal court.

8.10 This Agreement (including all Annexes thereto) constitutes the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to this matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Slinger Bag Inc.

[redacted]

Mike Ballardie

Title: Chief Executive Officer

Agreed and accepted

[redacted]

Jason Seifert

Slinger.

ANNEX A

JOB DESCRIPTION – CHIEF FINANCIAL OFFICER

Job Description – Chief Financial Officer (CFO)

The Chief Financial Officer position is accountable for the administrative, financial, and risk management operations of the company, to include the development and execution of financial and operational strategies, metrics to effectively measure those strategies, the ongoing development and monitoring of control systems designed to preserve company assets, and report accurate financial results. Principal accountabilities are:

Planning

1. Assist leadership in formulating the company's future direction, & supporting tactical initiatives
2. Direct the implementation of strategic business plans and provide metrics and tools to effectively measure performance against such plans
3. Develop strong financial & tax strategies
4. Develop performance measures & monitoring systems that support both the company's strategic direction as well as reporting needs

Financial Information

1. Oversee the issuance of all financial information – both internal & external
2. Manage internal control processes, ensuring compliance and integrity of all financial information
3. Personally review and approve all Form 8-K, 10-K, and 10-Q filings with the SEC and ensure timely and accurate filings
4. Report financial results to the executive board &/or lenders as appropriates

Operations

1. Participate in key decisions as a member of the executive management team. Further, provide timely and accurate information to the team on which to base key decisions
2. Maintain in-depth relations with all members of the management team
3. Directly manage the finance, banking, tax, functions of the company, and work with leadership team managing human resources, I/T, investor relations, & legal matters of the company
4. Oversee the financial operations of all subsidiary companies (including foreign operations) and ensure processes in place to report global results on a consolidated basis in line with GAAP and SEC requirements as well as ensure taxes are filed in a timely manner
5. Manage all third parties to which finance functions have been outsourced, specifically:

a) SEC reporting process
b) External auditors in all jurisdictions
c) Tax preparers (Income tax, with-holding tax, & sales tax)
d) I/T providers – jointly managed with COO

6. Oversee the company's transaction processing systems and controls
7. Implement financial & operational best practices
8. With executive management team, work on acquisition due diligence, providing key financial and tax advise as appropriate

Risk Management

1. Understand and mitigate key elements of the company's risk profile
2. With Chief Legal Counsel, monitor all open (or potential) legal issues involving the company, and participate in risk minimization to the best extent possible
3. Construct and monitor reliable control systems
4. Ensure that the company complies with all legal and regulatory requirements, both domestically as well as internationally
5. Ensure that record keeping meets the requirements of auditors and government agencies
6. Report all risk (or perceived risk) issues to the audit committee of the board of directors
7. Maintain relations with external auditors and investigate their findings and recommendations as appropriate
8. Ensure appropriate insurance coverages on all areas of risk

Funding

1. Develop robust (but nimble) cash forecast process, and constantly monitor cash balances & future cash requirements in time frame that allows securing funds required
2. Work with executive management team to arrange for debt &/or equity financing
3. Invest funds (should the company have excess funds vs operating needs)

Third Parties

1. Maintain strong banking relationships
2. Work with Investor Relations Offices to represent the company with investment bankers and investors including but not limited to providing accurate and timely information necessary to satisfy I/R needs
3. Maintain strong relationships with key service providers – auditors, SEC consultants, IT providers, insurance providers

Other:

a. Acquistions: currently the Company is engaged in negotiations with 2 separate entities regarding Slinger Bag Inc (or associated entity) acquiring all or majority interest in said entity. The CFO shall work with the leadership team as well as a special contemplated acquisition team on :

1. Conducting due diligence on all financial information provided to SBInc in relation to such acquisition
2. Providing key financial information relating to the expected results of a combined entity, including future outlook
3. Work with leadership team to identify potential synergies and develop plans to leverage any such synergies
4. Ensuring tax position of both entities are clear, and that any tax exposure & /or benefits of a combined entity are evaluated as part of any transaction

b. NASDAQ up-listing: the Company has an objective to up-list to NASDAQ in the near future. The CFO will be a key and integral part of any such up-listing. To facilitate an up-listing, the Company plans to form a separate up-listing team, consisting of internal leaders as well as external experts in legal, tax, financial etc aspects of such an up-listing. The CFO shall work with the up-listing team on all aspects of the project.

c. Other duties as assigned: above is intended as a general outline of the position, however, as outlined in1.2.i, the Employee will provide other services not specifically mentioned herein, but which by reason of the Employee's and assigned area of responsibility, the Employee knows or ought to know to be necessary to ensure that the best interests of the Company are maintained in all aspects of financial governance, reporting, and controls, including but not limited to, integrity of all financial related data.

Note: while the company covers all costs associated with share issuance, the Employee is responsible for any & all personal taxes associated with Warrant Grants &/or sale of shares to the market and Employee hereby acknowledges same and absolves the Company from any taxes levied against Employee in relation to any/all Warrants and or share sales.